CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-169436 and No. 333-177026 on Form S-8 of Global Payments Inc. of our reports dated February 29, 2016, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes), and the effectiveness of Heartland Payment Systems, Inc. and subsidiaries’ internal control over financial reporting, incorporated by reference in the Current Report on Amended Form 8-K of Global Payments Inc. filed on July 8, 2016.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 8, 2016